CERTIFICATE OF INCORPORATION

     FIRST.   The name of the corporation is MAS ACQUISITION II CORP.

     SECOND. The address of its registered office in the State of Delaware is 802 West Street, in the City of Wilmington, County of New Castle. The Registered Agent in Charge thereof is Inc. Plan (USA), located at the same address, as above.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one hundred million (100,000,000), eighty million (80,000,000) shares of common stock, each of such shares shall have a par value of $.001 and twenty million (20,000,000) shares of preferred stock, each of such shares shall have a par value of $.001.

     FIFTH.   The name and mailing address of the incorporator is as follows:

                                                        Caroline Quigley
                                                         802 West Street
                                                   Wilmington, Delaware 19801

     SIXTH.   The corporation is to have perpetual existence.

     SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director except for liability (i) breach of director's duty of loyalty to the corporation or its stockholders, (ii) for acts or emissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction for which the director derived an improper personal benefit.

     EIGHTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file, and record this Certificate, and I have accordingly hereunto set my hand this 31st day of July A.D. 1996.

                           /ss/Caroline Quigley
                           Incorporator / CAROLINE QUIGLEY